FOR IMMEDIATE RELEASE

Media Contact:

At IHE:	At BSMG:
Chris Wood	Emily Rice
(925) 790-5862	(415) 296-2263

Irwin Home Equity Announces Closing of $674 Million Asset-Backed Securitization

SAN RAMON, CA (Monday, October 1, 2001) Irwin Home Equity, the home equity division of Irwin Financial Corporation, (NYSE: IFC) today announced the closing of a $674 million home equity loan-backed securitization. The series 2001-2 offering, managed by Bear Stearns and co-managers Deutsche Banc Alex Brown and Credit Suisse First Boston is a senior-subordinated structure with 8 classes of senior notes, 3 classes of subordinate notes and a class of interest only notes. Collateral for the issue includes both closed-end home equity loans and home equity lines of credit. Credit enhancement for the notes consist of subordination, excess spread, over-collateralization, and interest rate cap agreements. The company delivered approximately $449 million of collateral supporting the bonds, with the remaining collateral to be delivered prior to March 31, 2002.

This is the company's 13th transaction and brings Irwin Home Equity's cumulative securitizations to almost $2.9 billion.

About Irwin Home Equity:

Irwin Home Equity, together with its parent, Irwin Union Bank and Trust Company, has established home equity loan and line of credit programs in 31 states. Headquartered in San Ramon, California, Irwin Home Equity is a subsidiary of Irwin Financial Corporation (NYSE: IFC). Irwin Home Equity can be reached at (925) 790-5862 or on the Web at http://www.ihe.com for additional information.

This press release contains a forward-looking statement based on management's current expectations and estimates in connection with the delivery of the remaining collateral in the securitization. The statement includes a projection of future activities, but is not a guarantee of future performance and involves uncertainties that are difficult to predict. Actual future results may differ materially from what is projected if the company experiences a decrease in loan production, which may result in an inability to deliver the collateral, or if any other unanticipated difficulties occur in delivering the collateral as planned.